Haynie & Company

Certified Public Accountants (a professional corporation)
50 West Broadway, Suite 600 Salt Lake City, UT 84101 (801) 532-7800 Fax (801) 328-4461

September 8, 2017

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

Re: Defense Technologies International Corp. (File No. 000-54851)

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 8, 2017 of Defense Technologies International Corp. and are in agreement with the statements contained in the 2nd and 3rd paragraphs in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Haynie & Company

Haynie & Company